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                                                           EXHIBIT 10.04


                        TRAVELERS PROPERTY CASUALTY CORP.
                     EXECUTIVE PERFORMANCE COMPENSATION PLAN
                        as amended through March 7, 1997

                                    ARTICLE I
                                     PURPOSE

         SECTION 1.1 The purpose of the Travelers Property Casualty Corp. (the "Company") Executive Performance Compensation Plan (the "Plan") is to establish certain performance criteria for determining the maximum amount of any bonus that may be paid under the Plan including that portion of the bonus paid in the form of restricted stock under the Company's Capital Accumulation Plan, for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four other most highly compensated executive officers of the Company or its subsidiaries named in the Summary Compensation Table in the Company proxy statement from time to time.

         The Plan is intended to address certain limitations on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to Covered Employees (as defined in such Act).

                                   ARTICLE II
                                   DEFINITIONS

         SECTION 2.1 The following words and phrases shall have the meanings indicated for the purpose of the Plan unless the context clearly indicates otherwise:

         (a) ADJUSTED NET INCOME shall mean the Net Income (i) reduced by the aggregate amount of dividends on the Company's preferred stock, if any and (ii) increased or reduced by the after-tax earnings impact of each of the following items if they occur during a Bonus Year;

                  (i) realized investment gains and losses, including those resulting from the sale of subsidiaries and affiliates, for the Bonus Year;

                  (ii) the cumulative effect to the beginning of the year of changes in accounting principles for the Bonus Year required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other governing body that sets accounting standards as set forth in the Consolidated Statement of Income or the Notes thereto as reported in the Annual Report;

                  (iii) the cumulative effect to the beginning of the year of changes in the tax law occurring during the Bonus Year as set forth in the Consolidated Statement of Income or the Notes thereto as reported in the Annual Report; and

                  (iv) extraordinary items, as defined under generally accepted accounting principles, during the Bonus Year as set forth in the Consolidated Statement of Income as reported in the Annual Report. Extraordinary items would not include such items as catastrophic insurance losses or restructuring charges.

                  (v) charges related to the acquisition and integration of a company or business acquired within twelve months of such acquisition. Such charges would result primarily from anticipated costs of the


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        acquisition and the application of the company's strategies, policies and practices to the acquired company's reserves.

                  (b) ANNUAL REPORT shall mean the Annual Report to Stockholders of the Company containing the audited financial statements of the Company.

                  (c) BOARD shall mean the Board of Directors of the Company.

                  (d) BONUS POOL shall mean the total maximum amount available to be paid as bonus compensation to all Covered Employees for each Bonus Year, whether paid in cash or restricted stock under the CAP Plan.

                  (e) BONUS YEAR shall mean the annual period corresponding to a calendar year for which the calculation of a bonus award is to be made.

                  (f) CAP PLAN shall mean the Company's Capital Accumulation Plan, as the same shall be in effect from time to time.

                  (g) CHIEF EXECUTIVE OFFICER shall mean the Chief Executive Officer of the Company or the individual acting in such capacity.

                  (h) CODE shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

                  (i) COMMITTEE shall mean the Incentive Compensation Subcommittee of the Nominations, Compensation and Corporate Governance Committee of the Board, or any subcommittee thereof.

                  (j) COMMON EQUITY shall mean the common stockholders' equity appearing on the Consolidated Statements of Changes in Stockholders' Equity in the Company's Annual Report as of the beginning of the Bonus Year.

                  (k) COMPANY shall mean Travelers Property Casualty Corp. and its successors. Where the context requires, the "Company" shall mean Travelers Property Casualty Corp. and its consolidated subsidiaries.

                  (l) COVERED EMPLOYEE shall mean the Chief Executive Officer of the Company (or the individual acting in such capacity) and the four other most highly compensated executive officers of the Company as determined on the last day of the taxable year and in accordance with
         Section 162(m) of the Code.

                  (m) EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

                  (n) MD&A shall mean Management's Discussion and Analysis of Financial Condition and Results of Operations as reported in the Company's Annual Report.

                  (o) MEASUREMENT PERIOD shall mean any period other than the calendar year determined by the Committee pursuant to Section 5.1.

                  (p) NET INCOME shall mean the consolidated net income of the Company as disclosed in the Consolidated Statement of Income as reported in the Company's Annual Report for the Bonus Year.

                  (q) OUTSIDE DIRECTOR shall mean a member of the Board who falls within the definition of an "outside director" under Section 162(m) of the Code.

                  (r) PERFORMANCE GOAL shall mean the financial measurements of corporate performance that must be met in order for a Covered Employee to receive a payment under this Plan.

                  (s) RETURN ON EQUITY shall mean the percentage equivalent to the fraction resulting from dividing (i) Adjusted Net Income by (ii) Common Equity.


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                                   ARTICLE III
                           ADMINISTRATION OF THE PLAN

         SECTION 3.1 The Plan shall be administered by the Committee. If, however, the Committee shall fail to be composed solely of Outside Directors, then those members of the Committee that are Outside Directors shall act as the Committee.

         SECTION 3.2 The Plan shall be interpreted and construed in accordance with Section 162(m) of Code. Any action by the Committee that would be violative of Section 162(m) of the Code shall be void. Otherwise the Committee shall have full and exclusive authority, power and discretion to construe and interpret the Plan (subject to the advice of the Company's General Counsel with respect to any question of law), and generally to determine any and all questions arising under the Plan. The Committee shall have the authority to reduce the bonus of any Covered Employee earned under this Plan even if the Performance Goals applicable to maximum bonus awards to such Employee have been met. The Committee shall not have any authority hereunder to increase any bonus compensation calculated in accordance with this Plan.

         SECTION 3.3 The Committee shall be responsible for certifying in writing to the Company that the applicable Performance Goals have been met before any bonus payments are made under this Plan. If permitted under Section 162(m) of the Code, such certification may be based upon reasonably estimated financial information available prior to the end of the Bonus Year.

                                   ARTICLE IV
               CALCULATION OF BONUS AMOUNTS FOR COVERED EMPLOYEES

         SECTION 4.1 As soon as practicable following the certification described in Section 3.3 above, and subject to the Committee's discretion to reduce bonuses under Section 3.2, Covered Employees shall be entitled to receive for the Bonus Year a maximum bonus (whether paid in cash or restricted stock under the CAP Plan) not exceeding the following percentages of the Bonus Pool:

Chief Executive Officer.........................     31.00%
Each other Covered Employee.....................     17.25%

         SECTION 4.2 The Bonus Pool for any Bonus Year shall be equal to a percentage of the Adjusted Net Income for such Bonus Year. Adjusted Net Income shall be calculated without giving effect to the payment of bonuses provided for under the Plan. The percentage shall be based upon the Return on Equity, as follows:

         IF THE RETURN ON EQUITY IS:               THE MAXIMUM AMOUNT OF THE BONUS POOL SHALL BE:
--------------------------------------  ----------------------------------------------------------------------
less than 10%                           (A) = 0%
10%                                     (B) = 1.4% of Adjusted Net Income.
greater than 10% up to                  (C) = the amount determined under (B) PLUS 2.4% of the amount by which
 and including 12.5%                          Adjusted Net Income exceeds 10% of Common Equity.
greater than 12.5% up to and            (D) = the amount determined under (C) PLUS 3.4% of the amount by which
 including 15%                                Adjusted Net Income exceeds 12.5% of Common Equity.
greater than 15%                        (E) = the amount determined under (D) PLUS 3.8% of the amount by which
                                              Adjusted Net Income exceeds 15% of Common Equity.


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         In the event that any of the Covered Employees does not qualify as a
Covered Employee for a particular Bonus Year, the percentage share of the Bonus Pool otherwise allocable to such person shall be allocated to the executive officer who replaces him or her as a Covered Employee for such Bonus Year. In the event one of the Covered Employees or his replacement becomes the chief executive officer of the Company, such Covered Employee shall be allocated the percentage share allocated to the chief executive officer.

         SECTION 4.3 Any portion (up to $3 million) of a share of the Bonus Pool calculated for any Covered Employee for a particular Bonus Year may be awarded by the Committee to such Covered Employee in a succeeding year to the extent not awarded for the Bonus Year; provided that such award by the Committee will only be made to reward extraordinary performance by any such Covered Employee.

                                    ARTICLE V
                          CHANGE OF MEASUREMENT PERIOD

         SECTION 5.1 If permitted by Section 162(m) of the Code, the Committee may establish a Measurement Period other than the calendar year for determining the Bonus Pool if the Committee concludes that all or a portion of the Bonus Pool for any Bonus Year should be paid to Covered Employees before the end of any calendar year. Any such change will be made before the new Measurement Period begins. In such event all relevant criteria will be based upon the books and records of the Company for the Measurement Period in a manner consistent with the terms of this Plan.

                                   ARTICLE VI
                       STOCKHOLDER APPROVAL AND AMENDMENT

         SECTION 6.1 This Plan shall become effective as of January 1, 1997, subject, however, to the approval of the Company's stockholders at the 1997 Annual Meeting of the Stockholders of the Company.

         SECTION 6.2 The Plan applicable to Covered Employees may be amended at any time by the Committee. In the event that subsequent guidance under Section 162(m) is substantially different, with the effect that the Plan fails to ensure the deductibility of the compensation payable hereunder, the Committee shall retain the right to modify the Plan for Covered Employees to the extent necessary to conform any provisions hereof to bring them into compliance, including but not limited to deletion of any non-conforming provisions, or to discontinue the Plan altogether. No amendment shall be made without approval of the stockholders of the Company if such approval is required in order for the Plan to continue to meet the requirements of Section 162(m) of the Code.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.1 The validity, construction, interpretation, administration and effect of the Plan and its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

         SECTION 7.2 If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.


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